Exhibit 99.2

PARTICIPANTS

Corporate Participants

Mark R. Klausner – Managing Partner, Westwicke Partners, LLC

Ken Reali – President and Chief Executive Officer

Joseph P. Slattery – Chief Financial Officer & Executive Vice President

Other Participants

Matt S. Miksic – Analyst, Piper Jaffray, Inc.

Greg P. Chodaczek – Analyst, First Analysis Securities Corp.

Yumi Odama – Analyst, McNicoll, Lewis & Vlak LLC

Mark Landy – Director of Research, Medical Technology, Summer Street Research Partners

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the TranS1 First Quarter 2012 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. As a reminder, this conference call is being recorded.

I would now like to turn the conference over to your host, Mr. Mark Klausner of Westwicke Partners. You may begin.

Mark R. Klausner, Managing Partner, Westwicke Partners, LLC

Thanks, operator. Joining us on today’s call are TranS1’s President and Chief Executive Officer, Ken Reali; and its Chief Financial Officer, Joe Slattery. Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call.

For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, the Form 10-Q which the company plans to file with the SEC on or about May 14, 2012 and the Form 8-K filed with our earnings release. TranS1 disclaims any obligation to update any forward-looking statements made during the course of this call.

With that, it’s my pleasure to turn the call over to TranS1’s CEO, Ken Reali.

Ken Reali, President and Chief Executive Officer

Thank you, Mark. On today’s call, I will review our operating results for the first quarter and discuss some recent developments in our business, then Joe will provide you with the details of our financial results. I will then review the progress on our operational priorities for 2012.

Worldwide, we generated $3.8 million in revenue and completed 295 AxiaLIF procedures during the first quarter. Our domestic business continued to be impacted by our limited physician reimbursement and the continued denial of coverage for fusion procedures based on medical necessity. We have made good progress on our payor reimbursement and coding strategy, but our expectation is that some payors will defer their coverage decision until the Medicare final rule announcement in November, which I will explain further later in the call. The transition to a distributor model in Europe has gone smoothly and we are pleased with the progress we are making in establishing AxiaLIF in international markets outside of Europe.

Average revenue per case maintained all time highs driven by a higher mix of the AxiaLIF 2L+ and 1L+ product and higher ancillary product usage. In the quarter, our cash and investments decreased by $6.3 million to $38.5 million. Although we continue to critically evaluate our spending, the increasing clarity around physician reimbursement gives us additional confidence to prudently invest in reimbursement, sales, training, clinical research and new product development.

I would like to now discuss some recent developments in our business. During the quarter, we updated our website to reflect AxiaLIF coverage by the Federal Employee Health Benefits plan. This plan is offered to federal employees, retirees and their survivors and includes 8 million covered lives, which are dispersed throughout the country. Last quarter, we mentioned that Health Care Services Corporation or HCSC, the Blue Cross Blue Shield provider for Illinois, New Mexico, Oklahoma and Texas had recently issued an updated policy, effective June 1, 2012 that removes coverage for AxiaLIF. We have been working with HCSC, but we do not expect this decision will be reversed. We are hopeful that we will be able to re-establish this coverage in 2013.

In some cases, we have found that the Category I decision has actually made it more challenging to secure near-term coverage decisions as some payors are content to wait for the code to become effective to evaluate coverage. I will discuss our current payor strategy in more detail after Joe’s remarks.

The launch of our minimally invasive VEO direct lateral fusion system has gone well. We have seen significant interest in training and the number of surgeons that have trialed the product has been increasing steadily each month.

We don’t have any news to report on the subpoena we received from the OIG in October 2011. We are cooperating with the government’s request for documents. No claims have been made against the company, and we will update you as more information becomes available. 2012 is a year of transition as we look to return to consistent revenue growth and we are making significant progress on the key elements of our strategy to build value at TranS1.

I would now like to turn the call over to Joe to review our financial results from the first quarter. Joe?

Joseph P. Slattery, Chief Financial Officer & Executive Vice President

Thank you Ken, and good afternoon everyone. For the first quarter, we reported worldwide revenues of $3.8 million in line with our guidance of $3.5 million to $3.9 million. This represented a quarterly sequential decrease of about 5% and a 26% decrease from the first quarter of 2011. While our revenue per case continues to increase, case count and the number of active surgeons in the quarter declined.

Total domestic revenue in the first quarter was $3.5 million as compared to $3.7 million in the fourth quarter, a decrease of about 5%. Domestic average revenue per case increased from the fourth quarter and continues to be well ahead of last year as a result of our price increase, the 1L+ introduction, 2L Plus mix and higher ancillary product usage.

Total domestic AxiaLIF case revenue, which includes revenues for all TranS1 products used in any case that uses an AxiaLIF fusion device was $3.1 million in the quarter or 87% of total domestic revenue. Of this revenue, approximately 58% was generated in cases that utilized our one-level device and 42% was generated in cases that utilized our two-level device.

Revenues generated outside of AxiaLIF cases were about $450,000 in the quarter. This non AxiaLIF number included approximately $300,000 in revenue from VEO direct lateral sales. We performed 222 AxiaLIF cases in the U.S. in the first quarter, a decrease from the 257 cases performed in the fourth quarter. Volume remained weak due to continuing pressure as a result of denials due to lack of medical necessity and continued limited physician reimbursement.

On the international front, revenues for the first quarter were approximately $280,000, a decrease of about 9% from the fourth quarter and down 50% as compared to the first quarter of 2011. International revenues declined as we continued the process of transitioning our direct distribution model in Germany to an agency model effective January 1st. We are optimistic about our other international opportunities going forward. As a reminder, transition of our direct European business to an agency model results in revenue being recorded net of agency fees. This would have had the effect of lowering our 2011 international revenue of $1.7 million to $1.3 million adjusted for the change in distribution. I point this out as you develop your outlook on our revenues for 2012 and evaluate comparisons to 2011.

Gross margin for the quarter was 74%, in-line with the prior quarter. Total operating expenses decreased 11% as compared to the first quarter of 2011 as a result of targeted cost management efforts undertaken over the last year. Operating expenses in the first quarter increased by 8% compared to the fourth quarter of 2011, primarily from increased sales and marketing spending associated with the VEO ramp.

Moving on to the balance sheet, we finished the quarter with approximately $38.5 million in cash and investments. Accounts receivable days sales outstanding was 57 at quarter end. Inventory turns were 0.92 at quarter end, a slight decrease from 0.93 in the prior quarter. Cash burn for the quarter was $6.3 million. We believe that we have adequate cash and investments to sustain the business for at least the next 12 months.

Turning to guidance, we believe we have enough visibility to continue providing one quarter forward revenue guidance. While our reimbursement outlook is becoming clearer, we do not anticipate returning to quarterly sequential growth until later this year, most likely in the fourth quarter as AxiaLIF stabilizes and VEO grows meaningfully. We currently anticipate that revenues in the second quarter of 2012 will be in the range of $3.3 million to $3.7 million.

I will now turn the call back over to Ken. Ken?

Ken Reali, President and Chief Executive Officer

Thanks Joe. I’d now like to reiterate our four primary operating goals for 2012 and share with you our progress in the first quarter. Our goals for 2012 are: number one, continuing to secure physician reimbursement for our AxiaLIF procedure and leveraging our sales efforts to take advantage of these reimbursement wins. Number two, driving adoption of the VEO direct lateral system. Number three, generating further clinical research and data focused on demonstrating the value of both our AxiaLIF and VEO products. And number four, positioning the company to successfully grow revenue in 2013 after the Category I code becomes effective.

With regard to reimbursement, the process of determining the surgeon reimbursement value for the Category I code is underway. We anticipate that this process will be complete and a value for our Category I code will be announced in early November 2012 in the Medicare final rule. As noted above, we gained a positive coverage decision from the Federal Employee Health Benefit Plan, which covers 8 million lives. This gives us 44 million total lives under coverage currently, which will be reduced to 32 million on June 1st, when HCSC reverts to non-coverage.

In addition to these 32 million lives upon the Category I code becoming effective on January 1st, we anticipate that we will be covered by payors that represent all Medicare members and also payors that currently don’t pay the T-Code solely because it has no assigned value. While we are still working through all the lives covered by these plans, we currently anticipate that we will have at least 80 million covered lives when the Category I code for AxiaLIF becomes effective in January. Between now and then, our reimbursement strategy is focused on securing positive coverage decisions from individual payors and educating payors that have non-coverage decisions. We continue to work with the Medicare Administrative Contractors or MACs, Blue Cross Blue Shield carriers and other major private carriers to educate them on the AxiaLIF procedure, our growing body of clinical literature and our Category I code status.

We are excited about the potential of our VEO direct lateral system and encouraged by the early adoption trends. We have seen steady growth in physician training and an uptick in active surgeons each month. There are many recent entrants in the lateral fusion market, and this has expanded interest in lateral fusion in general, which has provided a tailwind. We hear from surgeons that they like our unique two stage retraction approach, which offers improved visualization of the psoas muscle and related nerves to potentially reduce the risk of injury. We look forward to updating you on the adoption and growth of this product line.

Turning to our distribution efforts, we remain committed to investing in direct representatives, where there is a clear path to building a successful territory. We are in the process of analyzing potential new sales territories to determine where to target our investment as we get closer to the Category I code becoming effective and we expect to begin adding reps in the second half of the year.

The key factors that determine the attractiveness of a territory are the number and profile of past AxiaLIF users, the number of likely covered lives and the presence of a key opinion leading surgeon. With expanded reimbursement, we are looking forward to re-engaging with past AxiaLIF users and sharing with them the significant implant and instrumentation improvements that have been made over the past two years.

In particular, we believe that surgeons will respond favorably to the 1L+, which offers a tapered tip to reduce the potential of subsidence, new discectomy tools which should enhance fusion rates as well as our bowel retractor options. In areas that we currently do not have a direct sales structure in place, we are working closely with distributors to help cover cases and seed the market. In addition, we are seeing interest from new distributors in our VEO direct lateral system and are leveraging that opportunity.

Distributors represented approximately 25% of our business in the quarter. We are also continuing to work with surgeons to generate additional peer reviewed papers and investing in clinical research. The most advanced study in progress is a retrospective third-party CT review at two years of 45 AxiaLIF and 45 ALIF patients. This study is intended to demonstrate the fusion efficacy of AxiaLIF relative to ALIF. Data from this trial has been collected and we expect podium presentations throughout the year. Additionally, a paper will be submitted to a peer-reviewed journal later this year.

We anticipate the first patient enrolling in our RAMP trial, during the second quarter. This 200 patient prospective randomized controlled study compares AxiaLIF to TLIF. We believe that this study will allow us to demonstrate comparable fusion rates with better outcomes on safety, complications and health economics and we see this providing a compelling adoption rationale to physicians, but especially to hospitals and payors. It is important to note that this study is not part of our near-term reimbursement plan, but is part of a long-term effort to establish AxiaLIF a standard of care for lower lumbar spinal fusion.

Furthering this initiative to demonstrate the value of the AxiaLIF procedure, we are undertaking a retrospective health economic study that we expect to complete by the first quarter of 2013. We have begun the planning for an FDA IDE clinical study to expand the labeling for AxiaLIF to include use at the base of fusion constructs comprised of three or more levels. We believe that this label would provide us a significant opportunity with deformity surgeons and to our knowledge no current lumbar interbody fusion device offers this labeling. We do not expect to incur any material costs for this study during 2012.

Finally, we will be using 2012 to prepare ourselves for revenue growth when the Category I code becomes effective on January 1, 2013. The primary areas of focus in this regard are developing our distribution and training efforts to educate the market on the benefits of our AxiaLIF pre-sacral approach to fusion. This procedure has been performed over 13,000 times and has a documented safety and efficacy profile. Also as we have discussed before, the pre-sacral approach is minimally invasive and unlike standard surgical interbody fusion procedures does not dissect any muscles or ligaments. As a result, patients may spend less time in the hospital and return to normal function more quickly. We intend to begin to prudently expand our distribution efforts as we progress through 2012 as well as strengthening our surgeon training capabilities. Our recently opened Raleigh Training Facility provides us with the ability to efficiently and cost effectively train surgeons and our sales force on all of TranS1’s products.

In closing, with the significant progress we have recently made on our key operational goals, I believe we have built the foundation necessary to achieve future revenue growth. The achievement of the Category I code is a testament to the validity of the AxiaLIF procedure. We believe that further reimbursement progress and expanding clinical publications coupled with our new products and continuous AxiaLIF improvements will be the drivers for long-term success at TranS1.

I remain convinced that our AxiaLIF technology provides a safe and effective minimally invasive solution that can become a standard of care in lower lumbar fusion and that our VEO direct lateral system offers a minimally invasive alternative differentiated from the field by its direct visualization capabilities. I look forward to updating you on our continued operational progress.

Now we would like to open up the call to take your questions.

QUESTION AND ANSWER SECTION

Operator: Our first question comes from Matt Miksic of Piper, Jaffray. Your line is open.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Hey, guys. Can you hear me, okay?

<A – Ken Reali – TranS1, Inc.>: Yes. We can, Matt. How you’re doing?

<Q – Matt Miksic – Piper Jaffray, Inc.>: Fine thanks. So, couple of questions. One, on the two-level, I guess, it looks to me like it was up a little stronger this quarter. Maybe could you just speak to sort of the mix of your business and I don’t know if that’s because of weakness on one side or strength in the two-level or am I viewing that the wrong way and then I have a couple of quick follow-ups?

<A – Ken Reali – TranS1, Inc.>: Sure, Matt. I think the way I would read that is, it’s just a mix of surgeons in the quarter. Our surgeon base is pretty small and we have a certain number of surgeons that prefer the two-level based on the patient indications. So, I would look at it as any trend in the business so to speak as more – just two years the technology in the first quarter. I would add one caveat to that, and that is the fact that with the VEO system, we are talking about access above L5/S1 more frequently now with our sales team. And I think that is leading to discussions, further discussions around two-level procedures, which is encouraging, but it’s still early to pin any numbers on that factor alone.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Sure, that’s helpful. And then on the lateral system, could you talk a little bit about maybe the kinds of surgeons, typical sort of generalize with respect to the competitive source of some of these surgeons or cases. Is it – but is it from – is it from sort of well established lateral players, is it from some of the sort of mid-range MIS players that you maybe have an MIS flag that aren’t really known as an MIS player or is it – are these new surgeons that are looking at lateral for the first time, maybe in a new way, I mean, any color you could provide will be helpful?

<A – Ken Reali – TranS1, Inc.>: Yeah, that’s a good question. I would put it in the three buckets our customer base that’s emerging now, experienced lateral users that really see the benefit of our retraction method of the psoas muscle and the visualization that it provides, middle of the road guys that do a smaller number of procedures, but view this procedure as a simple straightforward approach to the psoas and their lack of experience gives them more confidence with our system because of its simplicity. And on the third bucket are surgeons that are AxiaLIF users that we have a strong relationship with that are potentially leaners toward minimally invasive procedures and they looked at their opportunity with our systems to try lateral for the first time. So it really falls into those three areas, I can’t quantify for you today Matt, but those are – that’s our customer base, essentially so far.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Maybe anything on which might be the largest bucket, at this point?

<A – Ken Reali – TranS1, Inc.>: Probably the one that is – the first one I identified, which our lateral users that are frequently doing the procedure today, that will have the most experience.

<Q – Matt Miksic – Piper Jaffray, Inc.>: That’s helpful. And then one last, just the rate of spending. If you could give us some, I know that some of the spending you’re doing on distribution and that’s obviously important, as is the spending on some of your clinical programs, but is this, is this the rate – run rate that we saw here in the quarter in sort of OpEx or should we expect that to kind of ramp throughout the year a little bit or any sort of help there sequentially how we should think about the quarters even though I know that you’re not guiding after the year, but just directionally on the OpEx plan would be helpful?

<A – Joe Slattery – TranS1, Inc.>: Sure, Matt, it’s Joe. Typically the first quarter is high or the highest quarter of the year. We hope this is an atypical year for us where the fourth quarter we got a lot of opportunity and we’re investing in the right places. So, I would expect Q1 to be higher than the middle two quarters and then turn that up in the fourth quarter.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. Alright. That’s helpful. Thanks, Joe.

Operator: Thank you. Our next question comes from Greg Chodaczek with First. Your line is open.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Good afternoon, guys.

<A – Ken Reali – TranS1, Inc.>: Hi, Greg.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Just a couple of quickies. First of all in terms of new reimbursement wins, are those new reimbursement wins actually bringing in patients and/or how long does that process take. So, of the 395, how many of those were new customers or patients?

<A – Ken Reali – TranS1, Inc.>: Yeah. Greg, I’m glad you asked that question. First off, we are not quantifying that information today. It is – we are seeing cases from our new reimbursement victories, but it’s at a small level. It’s slowly upticking as we unfold our strategy. But, I think it goes to a couple of key points that fit with our medium-term strategy. And first off, our payor coverage is not significant enough today with a particular surgeon group that we can have a dramatic impact on his practice. Meaning, if you’re 30%, he has 30% coverage of the patients he sees, that’s a difficult assignment sometimes to get him to think about AxiaLIF for some types of coverage and not for others, which really goes to our plan with the Category I Code. And as we look at this unfolding January 1, we’re going to critically assess our territories and where we’re going to focus our efforts to make sure we get the biggest bang for our buck. And what I mean by that Greg is, areas that we know we have broad reimbursement coverage, combination of Medicare and private payors where we can go to a surgeon and we have universal coverage for AxiaLIF cases. That is where we’re going to focus.

And starting out of the blocks, it may not be the whole country, it’s going to be in pockets, we expect, certainly Medicare will be universal, coupled with some private payors, but it goes to how we’re developing our strategy and relaunching of AxiaLIF in the fourth quarter. But going into January, really having those focused territories where we know we can be successful and drive growth in AxiaLIF cases through universal reimbursement.

<A – Joe Slattery – TranS1, Inc.>: Yeah, Greg. It’s Joe. I would just add that, we do track it very closely and measure it constantly. And what’s encouraging is the majority of our cases that we’ve gotten from reimbursement wins had been Palmetto which is in Medicare and understanding that, we’ve been able to convert the Medicare win in the case is a promising perspective for January 1.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Excellent. And in terms of reimbursement, you’ve mentioned that a lot of the insurance companies are waiting for the Category I code to come through. What happens within an insurance company that looks at their lumbar fusion policy in November and revisits in every November or every October and will you discuss with them or you’re just going to pass on them and hit them up in the mid to late of next year, I mean how is that going to work?

<A – Ken Reali – TranS1, Inc.>: Yeah. Greg, it’s a good question. It really depends on the payor. If they have a negative coverage decision that exists today for AxiaLIF, we will definitely approach them in November if that’s when they’re reassessing the policy. And certainly with our expanding clinical literature and our Category I code, we feel like we’ve got a good opportunity there. But for payors that have no current coverage policy on AxiaLIF, and they’ve been silent on the procedure, those are payors we are going to be more careful with because we’ve gotten feedback and feel that the possibility is with the Category I code those will go through their system readily provided that there is not a negative policy. So, that is something we will continue to critically evaluate here as we go through the year, but we’re watching that very carefully in terms of which payors we’re approaching.

<A – Joe Slattery – TranS1, Inc.>: Yeah, we also...

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And two...

<A – Joe Slattery – TranS1, Inc.>: Sorry.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Go ahead, I’m sorry.

<A – Joe Slattery – TranS1, Inc.>: I was just going to say, it’s important that everybody realize that we’ve been talking to these payors for over a year-and-a-half now. So it’s not like we’re playing catch-up going into the end of the year.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: In terms of the $300,000 in VEO revenues, is that mostly doctors trialing it or is it doctors doing a couple and liking it and then coming back again?

<A – Ken Reali – TranS1, Inc.>: Yeah, Greg it’s early on and it’s really a combination. What’s encouraging with VEO is that surgeons will try the system and if they like it, they will continue to use it. They’re not waiting on results like you’d see potentially with A new technology when they want to make sure that they get fusion or that the patients are doing better long-term. The cage that we use is similar to cages with other lateral fusion systems, so they’re familiar with the end result. And if they like the procedure, then it’s a fairly quick adoption rate. So, we are seeing that and the learning curve is anywhere from two to four cases and then the surgeon is comfortable where they will continue to perform the procedure.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And Ken, that’s exactly where I was going with this, is they’re not waiting to see if the fusion is there. They like the procedure, and they’re coming back before waiting for that fusion to happen.

<A – Ken Reali – TranS1, Inc.>: Yes. That is correct. And then frankly that’s different than AxiaLIF in some cases where we do see a lag time sometimes. Because of our procedure, a surgeon wants to make sure they’re getting the results that they hope to get and sometimes there is a lag after a few cases, but we’re not seeing that with VEO, it’s more of the procedure itself.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And last but not least, Joe, what were the numbers for AxiaLIF procedures again? Total and then, the U.S.?

<A – Joe Slattery – TranS1, Inc.>: It was 295 global and 222 U.S.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Fantastic. Thanks, guys.

<A – Ken Reali – TranS1, Inc.>: Thanks, Greg.

Operator: Thank you. Our next question comes from Caroline Corner of MLV. Your line is open.

<Q – Yumi Odama – McNicoll, Lewis & Vlak LLC>: Hi. This is Yumi in for Caroline. Thanks for taking my question today. Most of my questions have been answered, but regarding the new training center in Raleigh, can you tell us how many surgeons have been trained at that facility so far?

<A – Ken Reali – TranS1, Inc.>: That’s a great question Yumi. I will answer it this way because we don’t quantify our sales training metrics publicly, but we have had more surgeons visit Raleigh in our facility in the first 2.5 months than we had visit our Wilmington facility all of last year. So, we are getting because of its convenience and cadaveric possibilities, much greater attendance and certainly with our VEO system that is making a big difference in our training efforts.

<Q – Yumi Odama – McNicoll, Lewis & Vlak LLC>: Okay. Great. And then also as far as the VEO goes, do you have an idea of how many procedures have been performed using that currently? I know you said that there is kind of a lot of people trialing it and everything, but do you have kind of a count of how many have been used?

<A – Joe Slattery – TranS1, Inc.>: We do, but we’re not going to give out the number yet. We did about $300,000 in the quarter, and you can find around the horn what the ASP is for that on a level basis, but it’s still early stages, but it’s very encouraging, it’s been consistent growth and it’s really working its way through the training process now.

<Q – Yumi Odama – McNicoll, Lewis & Vlak LLC>: Okay. Great. Thanks. That’s all I have today.

<A – Ken Reali – TranS1, Inc.>: Thanks for your questions.

Operator: Thank you. Our next question comes from Mark Landy of Summer Street Research. Your line is open.

<A – Ken Reali – TranS1, Inc.>: Hello, Mark.

<Q – Mark Landy – Summer Street Research Partners>: Good evening, guys. Can you hear me okay?

<A – Ken Reali – TranS1, Inc.>: Just great.

<Q – Mark Landy – Summer Street Research Partners>: Oh, sure. And I apologize if some of your discussion on this – I’m trying to juggle a couple of calls here, but I think people have dug quite deeply into the quarter, just qualitatively, exiting last year, there was kind of a lot of negative views that came out, the OIG investigation, rejection of the code, and I think just from a physician level, probably more pushback than you’d like on sales in terms of customers. With all the positives that you’ve had this year, have you felt any change in the reception that you’ve gotten from the customers and have some of them who perhaps maybe just started to say, we aren’t going to do any of the procedures, which – and/or given you guys a pull to say, hey come back?

<A – Ken Reali – TranS1, Inc.>: Well, that’s a great question, Mark and it is something that we can’t quantify. Are people more interested in TranS1 and do they see the future because they see a procedure that they can eventually get paid for in 2013? Yes, absolutely. Is that making a difference in our near-term numbers? No, because you still have limited physician reimbursement. But it does allow us to develop good rapport with surgeons going forward and certainly as we’re talking about VEO and our lateral system and our training efforts there, it’s allowing us ability to cross train with the AxiaLIF procedure and certainly engage surgeons that way and discuss what’s going on and what’s going to happen between now and January 1. And we feel good about that direction, but to your point, is there a halo effect or something of that nature, that is hard to quantify. But certainly the business in terms of the mood around the company and with our physician customers and physicians in general is on an upswing.

<Q – Mark Landy – Summer Street Research Partners>: And certainly you guys are probably planning some exciting stuff at NASS. Can you get into some of that now or just want to leave that for the next quarter call?

<A – Ken Reali – TranS1, Inc.>: Yeah, I think I would look at NASS this way, it’s really, you’re going to be focused on two components. First of all, it’s the relaunch of AxiaLIF and going into the fourth quarter that is the way I would look at what we’re doing in preparation for the Category I code. And that one will involve a significant amount of surgeon training, efforts as we build out the sales force and significant amount of training across the board. But then also our VEO system, we continue to iterate and improve that and what we call our VEO 2.0 will also be launched at NASS that we’re quite excited about and it will be a big day for TranS1, those few days at NASS. We look forward to the relaunch of AxiaLIF and certainly the continued iteration of our VEO system.

<Q – Mark Landy – Summer Street Research Partners>: I’m sure you got to be looking forward to that date for a long time. And just in terms of – I don’t know how much of this you can share with us, your internal plans or what you made public of this, where you want to be exiting 2012 and heading into 2013 on education, inventory build, certainly kind of be able to hit 100% of your physician constituents, but how much of that constituents you think you can reach as you enter 2013 and how does that build through 2013?

<A – Ken Reali – TranS1, Inc.>: Yeah, I think it’s not something we’re quantifying right now, but I think we’re – in the next seven months or so, we will have a better idea of what that plan looks like and how it’s going to unfold, but currently the goal is to prepare and by preparation, we’re picking our sales territories that we think are prudent to invest in, where we have prior AxiaLIF users, where we know we have key opinion leaders, and where we’re going to have a strong ability to penetrate the market with our reimbursement. So, that’s obviously the critical pieces to get that data and then it’s to hire the reps in those territories and begin an aggressive surgeon training program in the fourth quarter. So, I would look at it – the business hopefully will be trending up by the fourth quarter, that’s our goal and then going into 2013, we will be talking more about that as we close the year.

<Q – Mark Landy – Summer Street Research Partners>: And then let’s think I’m probably pulling a longbow on an answer to this question, but I will shoot anyway. Any chance of a resolution with the OIG exiting 2012, so that you can enter 2013 with all of those issues behind you or there is just no way of knowing?

<A – Ken Reali – TranS1, Inc.>: Yeah, certainly Mark. We are doing everything we can to provide the OIG with the information that they desire and I can’t really comment on the timing at this point.

<Q – Mark Landy – Summer Street Research Partners>: Fair enough guys. Thanks so much and good luck for the rest of the year.

<A – Ken Reali – TranS1, Inc.>: Thank you, Mark. I appreciate your questions.

Operator: Thank you. I’m showing no further questions in the queue at this time. I’ll hand the call back to management for closing remarks.

Ken Reali, President, Chief Executive Officer, COO & Director

Okay. Thank you, Mimi. Let me close by thanking all of you for taking the time to join us on our call today. I’m encouraged with our significant progress on the key long-term value drivers of our business. We look forward to building upon the strong foundation as we grow revenue in the future. We sincerely appreciate your interest and look forward to updating you on our progress next quarter. Thank you.

Operator: Thank you. Ladies and gentlemen, this concludes the conference for today. You may all disconnect and have a wonderful day.